EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Air Products and Chemicals, Inc.:
We consent to the use of our reports dated 22 November 2005, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2005 and 2004, and the related consolidated statements of income, cash flows, and shareholders’ equity for each of the years in the three year period ended 30 September 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of 30 September 2005, and the effectiveness of internal control over financial reporting as of 30 September 2005 which reports appear in the 30 September 2005 annual report on Form 10-K of Air Products and Chemicals, Inc., incorporated herein by reference.
/s/ KPMG LLP
Philadelphia, Pennsylvania
16 March 2006

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